Exhibit 23(d)(2)(h)(i)
AMENDMENT
TO
SUBADVISORY AGREEMENT
     WHEREAS, Nationwide Variable Insurance Trust (the “Trust”), Nationwide Fund Advisors (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Subadviser”) have entered into a Subadvisory Agreement dated May 1, 2007 (the “Agreement”);
     WHEREAS, the Trust, the Adviser and the Subadviser would like to amend the Agreement;
     NOW THEREFORE, the Agreement is hereby amended as follows:
1. By adding the following provisions as Paragraphs 24 and 25 of the Agreement:
24. Delegation. Subadviser may, upon prior written notification to the Adviser, employ at the Subadviser’s own expense, an affiliate or a third party to perform any non-investment advisory services, (within the meaning of the Investment Company Act, of 1940, as amended) including those specific accounting, administrative, reporting, operational and ancillary services as set forth on attached Exhibit B, as required to enable Subadviser to perform its functions under the Agreement which services the Adviser has delegated to the Subadviser under the Agreement. Subadviser shall at all times remain responsible for the provision of such services so delegated and shall notify the Adviser if there is a significant disruption in the services provided by the Subadviser through its delegate which would affect the Fund’s operation or its compliance with its policies. The Subadviser hereby notifies the Adviser that the Sub-Adviser’s London Branch has engaged the Bank of New York to perform the services listed on Exhibit B attached hereto and effective 2009 Subadviser will engage its affiliate, JPMorgan Chase Bank, N.A. to perform these services.
     Notwithstanding any other provision of the Agreement, Subadviser may provide information about the Fund to any such affiliate or other third party solely for the purpose of providing the services contemplated under this clause. Subadviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation hereunder shall not relieve Subadviser of any of its obligations under the Agreement.
25. Confidentiality. Notwithstanding the provisions of Paragraph 15 of the Agreement, to the extent that any market counterparty with whom the Subadviser deals requires information relating to the Fund (including, but not limited to, the identity of the Fund and market value of the Fund), Subadviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of the Agreement.

2. By replacing Exhibit A attached to the Agreement with Exhibit A attached hereto.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment effective February 7, 2008.

J.P. MORGAN INVESTMENT INC. MANAGEMENT		NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Danielle K. Azva	By:	/s/ Allan J. Oster

Name:	Danielle K. Azva	Name:	Allan J. Oster
Title:	Vice President	Title:	Assistant Secretary

NATIONWIDE FUND ADVISORS

By:	/s/ Lee T. Cummings

Name:	Lee T. Cummings
Title:	SVP

EXHIBIT A
SUBADVISORY AGREEMENT
BETWEEN
NATIONWIDE VARIABLE INSURANCE TRUST
NATIONWIDE FUND ADVISORS
and
J.P. MORGAN INVESTMENT MANAGEMENT INC.
Effective February 7, 2008

Funds of the Trust	Subadvisory Fees
JPMorgan NVIT Balanced Fund	0.35% on Subadviser Assets up to $100 million

0.30% on Subadviser Assets of $100 million and more

Nationwide Multi-Manager NVIT Small Cap Value Fund	0.50% on Subadviser Assets of up to $200 million

(to be renamed NVIT Multi-Manager Small Cap Value Fund, effective May 1, 2008)	0.45% on Subadviser Assets of $200 million and more

NVIT International Value Fund (to be renamed NVIT Multi-Manager International Value Fund, effective May 1, 2008)	0.40% on Subadviser Assets of up to $500 million

0.35% on Subadviser Assets of $500 million and more

Exhibit B
Functions Outsourced by J.P. Morgan Investment Management Inc., London
Branch to the Bank of New York and as of 2009 to JPMorgan Chase Bank, N.A.
Portfolio Accounting
Income Processing
Cash Reconciliations
Trade Operations (Settlements, Investigations of Failed Trades, etc.)
Relationships with Clients’ Custodians
Corporate Actions
Monthly Valuation Reporting